Exhibit 99.1
Cognex Reports Third Quarter 2024 Results

October 30, 2024―NATICK, MA—Cognex Corporation (NASDAQ: CGNX) today reported financial results for the third quarter of 2024. Table 1 below shows selected financial data for Q3-24 compared with Q3-23 and Q2-24.

“Cognex generated third quarter revenue and adjusted EBITDA margin in line with our guidance," said Robert J. Willett, CEO. "Revenue grew year-on-year on both a reported basis and excluding Moritex, led by continued strength in our Logistics and Semiconductor end markets. However, conditions across our broader factory automation business remain soft, with a further step-down in Automotive."

Mr. Willett continued, “We made good strides in innovation, rolling out additional out-of-the-box AI features that are enhancing our products. We also continue to see our Emerging Customer initiative ramp well and attract many new customers."

Dennis Fehr, CFO, added, “In this prolonged soft macro environment, we tightly managed costs and working capital. Despite a ramp in strategic investments, we delivered a sequential decrease in operating expenses. Combined with working capital efficiencies, this led to our highest quarterly operating cash flow and free cash flow since Q4-2022.”

Table 1
(Dollars in millions, except per share amounts)

	Current Quarter Q3-24	Prior Year Quarter Q3-23	Y/Y Change	Prior Quarter Q2-24	Q/Q Change
Revenue	$235	$197	+19%	$239	-2%

Operating Income	$32	$31	+3%	$38	-18%
% of Revenue	13.4%	15.5%	(209 bps)	16.1%	(262 bps)

Adjusted EBITDA*	$41	$34	+20%	$48	-13%
% of Revenue	17.6%	17.4%	+19 bps	19.9%	(232 bps)

Net Income per Diluted Share	$0.17	$0.11	+57%	$0.21	-18%

Adjusted EPS (Diluted)*	$0.20	$0.17	+19%	$0.23	-13%

Note: Numbers shown may not foot due to rounding.
*Adjusted EBITDA and Adjusted EPS (Diluted) exclude Non-GAAP adjustments. A reconciliation from GAAP to Non-GAAP metrics is provided in this news release.

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2024

•As previously noted, results include four months of financials for Moritex, which was acquired by Cognex in October 2023, as we aligned Moritex's accounting close schedule with the Cognex close schedule in the quarter.

•Revenue grew by 19% from Q3-23. Excluding the 12 percentage point contribution to revenue growth by Moritex, revenue increased by 7%. The year-on-year increase in revenue excluding Moritex was driven by strong growth in our Logistics and Semiconductor businesses as well as the timing of Consumer Electronics revenue. Sequentially, revenue decreased by 2% from Q2-24, or 5% excluding Moritex, primarily due to the seasonality of Consumer Electronics revenue.

•Gross margin was 67.9% for Q3-24 compared to 72.4% for Q3-23 and 69.6% for Q2-24. We recorded $2 million in amortization of intangible assets and other acquisition charges in cost of revenue in Q3-24, primarily related to the Moritex acquisition. Adjusted gross margin was 68.7% for Q3-24 compared to 72.7% for Q3-23 and 70.3% for Q2-24. The year-on-year decline was primarily driven by an approximately 3 percentage point dilution effect from Moritex while negative mix and pricing contributed to the sequential decline.

•Operating expenses of $128 million increased by 14% from Q3-23 and were slightly down from Q2-24. We recorded $3 million in amortization of intangible assets, integration costs, and other acquisition charges in operating expenses in Q3-24, primarily related to the Moritex acquisition. Adjusted operating expenses of $125 million in Q3-24 increased by 10% from Q3-23 and were slightly down from Q2-24. The year-on-year increase was driven by expenses related to Moritex, our investment in the Emerging Customer initiative, and incentive compensation, partly offset by lower headcount excluding Moritex and the Emerging Customer initiative, as well as disciplined cost management.

•Net Income of $30 million increased by 56% from Q3-23 and declined by 18% from Q2-24. Adjusted Net Income of $34 million in Q3-24 increased by 19% from Q3-23 and declined by 13% from Q2-24. The year-on-year increase in Adjusted Net Income was primarily driven by the contribution from Moritex.

•The effective tax rate was 19% in Q3-24 and 30% in Q3-23. Excluding discrete tax items and the tax impact of non-GAAP adjustments, the adjusted effective tax rate was 18% in both periods.

Balance Sheet and Cash Flow Highlights – September 29, 2024

•Cognex’s financial position as of September 29, 2024 continued to be strong, with $607 million in cash and investments and no debt as of September 29, 2024.

•In Q3-24, Cognex generated $56 million of cash from operating activities and $52 million in free cash flow, a $15 million and $17 million improvement year-on-year, respectively.

•The company spent $4 million to repurchase its common stock and paid $13 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.

Financial Outlook – Fourth Quarter of 2024

•Cognex expects revenue to be between $210 million and $230 million. This range represents a sequential decrease in revenue from Q3-24 to Q4-24 driven by Consumer Electronics seasonality and one fewer month of Moritex financials. Year-on-year, at the midpoint, this represents a low-double-digit increase on a reported basis, or a high-single-digit increase, excluding Moritex, driven by continued growth in Logistics and Semi. We expect the Moritex business to contribute 6 to 8 percent of revenue in Q4-24.

•Adjusted gross margin1 is expected to be in the high 60 percent range. Mix as well as competitive pricing are expected to be sequential headwinds, partially offset by the favorable impact of one fewer month of Moritex financials.

•Adjusted EBITDA margin1 is expected to be between 14% and 17%. This represents a 3 percentage point increase year-on-year at the midpoint driven by expected continued tight management of operating expenses and positive operating leverage slightly offset by lower gross margin and investment in the Emerging Customer initiative.

•The adjusted effective tax rate1 is expected to be 16%.

1Cognex has provided the forward-looking non-GAAP measures of adjusted gross margin, adjusted EBITDA margin, and adjusted effective tax rate, but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as restructuring charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on October 31, 2024 at 8:30 a.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States).

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 29, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$197,075	$202,655
Current investments, amortized cost of $91,658 and $132,799 in 2024 and 2023, respectively, allowance for credit losses of $0 in 2024 and 2023	90,803	129,392
Accounts receivable, allowance for credit losses of $604 and $583 in 2024 and 2023, respectively	157,968	114,164
Unbilled revenue	2,117	2,402
Inventories	155,278	162,285
Prepaid expenses and other current assets	68,841	68,099
Total current assets	672,082	678,997
Non-current investments, amortized cost of $318,268 and $250,790 in 2024 and 2023, respectively, allowance for credit losses of $0 in 2024 and 2023	319,287	244,230
Property, plant, and equipment, net	103,177	105,849
Operating lease assets	72,433	75,115
Goodwill	391,673	393,181
Intangible assets, net	102,550	112,952
Deferred income taxes	395,205	400,400
Other assets	6,840	7,088
Total assets	$2,063,247	$2,017,812

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,984	$21,454
Accrued expenses	76,675	72,374
Accrued income taxes	24,226	16,907
Deferred revenue and customer deposits	30,045	31,525
Operating lease liabilities	9,806	9,624
Total current liabilities	170,736	151,884
Non-current operating lease liabilities	67,375	68,977
Deferred income taxes	230,368	246,877
Reserve for income taxes	26,491	26,685
Non-current accrued income taxes	—	18,338
Other liabilities	1,251	299
Total liabilities	496,221	513,060

Commitments and contingencies (Note 10)
Shareholders’ equity:
Preferred stock, $.01 par value – Authorized: 400 shares in 2024 and 2023, respectively; no shares issued and outstanding	—	—
Common stock, $.002 par value – Authorized: 300,000 shares in 2024 and 2023, respectively; issued and outstanding: 171,515 and 171,599 shares in 2024 and 2023, respectively	343	343
Additional paid-in capital	1,076,363	1,037,202
Retained earnings	527,909	512,543
Accumulated other comprehensive loss, net of tax	(37,589)	(45,336)
Total shareholders’ equity	1,567,026	1,504,752
Total liabilities and shareholders' equity	$2,063,247	$2,017,812

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended		Nine-months Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023

Revenue	$234,742	$197,241	$684,831	$640,877
Cost of revenue	75,343	54,467	216,896	174,680
Gross margin	159,399	142,774	467,935	466,197
Percentage of revenue	67.9%	72.4%	68.3%	72.7%
Research, development, and engineering expenses	35,210	32,580	107,277	104,707
Percentage of revenue	15.0%	16.5%	15.7%	16.3%
Selling, general, and administrative expenses	92,625	82,307	276,433	248,767
Percentage of revenue	39.5%	41.7%	40.4%	38.8%
Loss (recovery) from fire	—	(2,750)	—	(5,250)
Operating income	31,564	30,637	84,225	117,973
Percentage of revenue	13.4%	15.5%	12.3%	18.4%
Foreign currency gain (loss)	1,221	(8,699)	1,086	(9,910)
Investment income	3,561	4,891	9,797	12,573
Other income (expense)	209	173	581	358
Income before income tax expense	36,555	27,002	95,689	120,994
Income tax expense	6,964	8,086	17,864	18,989
Net income	$29,591	$18,916	$77,825	$102,005
Percentage of revenue	12.6%	9.6%	11.4%	15.9%

Net income per weighted-average common and common-equivalent share:
Basic	$0.17	$0.11	$0.45	$0.59
Diluted	$0.17	$0.11	$0.45	$0.59

Weighted-average common and common-equivalent shares outstanding:
Basic	171,519	172,169	171,588	172,408
Diluted	172,753	173,354	172,733	173,659

Cash dividends per common share	$0.075	$0.070	$0.225	$0.210

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$442	$435	$1,460	$1,497
Research, development, and engineering	3,707	3,459	11,636	12,657
Selling, general, and administrative	8,952	8,471	26,271	27,364
Total stock-based compensation expense	$13,101	$12,365	$39,367	$41,518

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross margin, adjusted operating expense, adjusted operating income, adjusted EBITDA, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire.

•Adjusted operating income: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire.

•Adjusted EBITDA: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire or a foreign currency (gain) loss on a forward contract to hedge the Moritex purchase price.

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

Beginning in the fourth quarter of 2023, we updated the calculation of our non-GAAP measures to exclude acquisition and integration costs and amortization of acquisition-related intangible assets. These changes have been applied retrospectively to the third quarter of 2023 and the nine month period ending October 1, 2023. Cognex also uses results on a constant-currency basis as one measure to evaluate its performance and compares results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
Dollars in thousands, except per share amounts (Unaudited)

	Three-months Ended			Nine-months Ended
	September 29, 2024	June 30, 2024	October 1, 2023	September 29, 2024	October 1, 2023

Gross margin (GAAP)	$159,399	$166,599	$142,774	$467,935	$466,197
Acquisition and integration costs	281	233	—	2,082	—
Amortization of acquisition-related intangible assets	1,640	1,388	550	4,457	1,849
Adjusted gross margin	$161,320	$168,220	$143,324	$474,474	$468,046
GAAP gross margin percent of revenue	67.9%	69.6%	72.4%	68.3%	72.7%
Adjusted gross margin percent of revenue	68.7%	70.3%	72.7%	69.3%	73.0%

Operating expense (GAAP)	$127,835	$128,142	$112,137	$383,710	$348,224
(Loss) recovery from fire	—	—	2,750	—	5,250
Acquisition and integration costs	(962)	(1,203)	(1,241)	(3,468)	(1,979)
Amortization of acquisition-related intangible assets	(1,746)	(1,339)	(193)	(4,469)	(579)
Adjusted operating expense	$125,127	$125,600	$113,453	$375,773	$350,916

Operating income (GAAP)	$31,564	$38,457	$30,637	$84,225	$117,973
Loss (recovery) from fire	—	—	(2,750)	—	(5,250)
Acquisition and integration costs	1,243	1,436	1,241	5,550	1,979
Amortization of acquisition-related intangible assets	3,386	2,727	743	8,926	2,428
Adjusted operating income	$36,193	$42,620	$29,871	$98,701	$117,130
GAAP operating income percent of revenue	13.4%	16.1%	15.5%	12.3%	18.4%
Adjusted operating income percent of revenue	15.4%	17.8%	15.1%	14.4%	18.3%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	5,027	4,948	4,380	15,254	12,557
Adjusted EBITDA	$41,220	$47,568	$34,251	$113,955	$129,687
Adjusted EBITDA margin percent of revenue	17.6%	19.9%	17.4%	16.6%	20.2%

Net income (GAAP)	$29,591	$36,212	$18,916	$77,825	$102,005
Loss (recovery) from fire	—	—	(2,750)	—	(5,250)
Acquisition and integration costs	1,243	1,436	1,241	5,550	1,979
Amortization of acquisition-related intangible assets	3,386	2,727	743	8,926	2,428
Foreign currency (gain) loss on forward contract	—	—	8,456	—	8,456
Discrete tax (benefit) expense	889	(463)	4,035	3,511	840
Tax impact of reconciling items	(1,176)	(1,033)	(2,037)	(3,563)	(2,072)
Adjusted net income	$33,933	$38,879	$28,604	$92,249	$108,386

Earnings per share of common stock, diluted (GAAP)	$0.17	$0.21	$0.11	$0.45	$0.59
Loss (recovery) from fire	—	—	(0.02)	—	(0.03)
Acquisition and integration costs	0.01	0.01	0.01	0.03	0.01
Amortization of acquisition-related intangible assets	0.02	0.02	—	0.05	0.01
Foreign currency (gain) loss on forward contract	—	—	0.05	—	0.05
Discrete tax (benefit) expense	0.01	—	0.02	0.02	—
Tax impact of reconciling items	(0.01)	(0.01)	(0.01)	(0.02)	(0.01)
Adjusted earnings per share of common stock, diluted	$0.20	$0.23	$0.17	$0.53	$0.62

Effective tax rate (GAAP)	19.1%	12.9%	29.9%	18.7%	15.7%
Discrete tax benefit (expense)	(2.4)%	1.1%	(14.9)%	(3.7)%	(0.7)%
Net impact of other reconciling items	1.0%	1.0%	2.5%	1.3%	0.7%
Adjusted effective tax rate	17.6%	15.0%	17.5%	16.3%	15.7%

Cash provided by operating activities (GAAP)	$56,271	$27,763	$41,023	$97,677	$98,425
Capital expenditures	(4,399)	(4,510)	(5,855)	(12,970)	(16,062)
Free cash flow	$51,872	$23,253	$35,168	$84,707	$82,363

Description of adjustments:

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Loss (recovery) from fire:
•On June 7, 2022, the Company’s primary contract manufacturer experienced a fire at its plant in Indonesia. During the nine-month period ended October 1, 2023, the Company recorded recoveries related to the fire of $5,250,000, consisting of $2,500,000 in the second quarter of 2023 for proceeds received from the Company's insurance carrier in relation to a business interruption claim and $2,750,000 in the third quarter of 2023 for proceeds received as part of a financial settlement for lost inventory and other losses incurred as a result of the fire. Management does not anticipate additional recoveries.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. During the nine-month period ended September 29, 2024, these costs were primarily related to the ongoing integration of Moritex Corporation.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Discrete tax (benefit) expense:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, and initially recording or fully reversing valuation allowances.

•We estimate the tax effect of items identified in the reconciliation by applying the statutory tax rate to the pre-tax amount.

Certain statements made in this release, as well as oral statements made by the Company from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers can identify these forward-looking statements by our use of the words “expects,” “anticipates,” “estimates,” "potential," “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” "opportunity," "goal" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, customer demand and order rates and timing of related revenue, future product or revenue mix, research and development activities, sales and marketing activities (including our "Emerging Customer" sales initiative), new product offerings, innovation and product development activities, customer acceptance of our products, capital expenditures, cost and working capital management activities, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, acquisitions, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products and the inability to develop new products, particularly in connection with emerging artificial intelligence technologies; (2) the impact of competitive pressures, including the potential decrease in demand or prices for our products; (3) the inability to attract and retain skilled employees and maintain our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes, the economic climate in China, and the wars involving Ukraine and Israel; (6) the challenges in integrating and achieving expected results from acquired businesses, including our acquisition of Moritex Corporation; (7) information security breaches and other cybersecurity risks; (8) the failure to comply with laws or regulations relating to data privacy or data protection; (9) the inability to protect our proprietary technology and intellectual property; (10) the failure to manufacture and deliver products in a timely manner; (11) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (12) the failure to effectively manage product transitions or accurately forecast customer demand; (13) the inability to manage disruptions to our distribution centers or to our key suppliers; (14) the inability to design and manufacture high-quality products; (15) the loss of, or curtailment of or delays in purchases by, large customers in the logistics, consumer electronics, or automotive industries; (16) potential impairment charges with respect to our investments or acquired intangible assets; (17) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (18) fluctuations in foreign currency exchange rates and the use of derivative instruments; (19) unfavorable global economic conditions, including high interest rates and fluctuating inflation rates; (20) business disruptions from natural or man-made disasters, such as fire, floods, or public health issues; (21) exposure to potential liabilities, increased costs (including regulatory compliance costs), reputational harm, and other potential impacts associated with expectations relating to environmental, social, and governance considerations; (22) stock price volatility; and (23) our involvement in time-consuming and costly litigation or activist shareholder activities. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated by Part II - Item 1A of the Company's most recent Quarterly Report on Form 10-Q, as well as the other risks detailed in reports filed by the Company with the SEC. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

About Cognex Corporation

Cognex Corporation (“the Company” or “Cognex”) invents and commercializes technologies that address some of the most critical manufacturing and distribution challenges. We are a leading global provider of machine vision products and solutions that improve efficiency and quality in high-growth-potential businesses across attractive industrial end markets. Our solutions blend physical products and software to capture and analyze visual information, allowing for the automation of manufacturing and distribution tasks for customers worldwide. Machine vision products are used to automate the manufacturing or distribution and tracking of discrete items, such as mobile phones, electric vehicle batteries and e-commerce packages, by locating, identifying, inspecting, and measuring them. Machine vision is important for applications in which human vision is inadequate to meet requirements for size, accuracy, or speed, or in instances where substantial cost savings or quality improvements are maintained.

Cognex is the world's leader in the machine vision industry, having shipped more than 4.5 million image-based products, representing over $11 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Investor Contacts:
Nathan McCurren – Head of Investor Relations
Jordan Bertier – Sr. Manager, Investor Relations
Cognex Corporation
ir@cognex.com